Exhibit 99.1

NEWS RELEASE

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:

A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

FOR IMMEDIATE RELEASE	NYSE: ORI
FRIDAY, JUNE 22, 2012

OLD REPUBLIC WITHDRAWS THE
SPIN-OFF OF ITS RFIG SUBSIDIARY

CHICAGO – June 22, 2012 - Old Republic International Corporation (NYSE: ORI) today reported that it has withdrawn the previously announced spin-off of its Republic Financial Indemnity Group, Inc. (“RFIG”) subsidiary stock to ORI shareholders. Concurrently the financial effect of the partial RFIG leveraged buy-out has been reversed.

These decisions respond to objections raised by certain stakeholders that RFIG’s separation from Old Republic would be disadvantageous to their interests and expectations.

As a result of these decisions the RFIG registration statement filed with the Securities and Exchange Commission for the spin-off has now been withdrawn.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation’s 50 largest publicly held insurance organizations.  Its most recent financial statements reflect consolidated assets of approximately $16.0 billion and common shareholders’ equity of $3.77 billion, or $14.74 per share.  Its currently quoted stock market valuation is approximately $2.8 billion, or $10.76 per share.

Old Republic is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent times.

The nature of Old Republic’s business requires that it be managed for the long run. For the 25 years ended in 2011, the Company’s total market return, with dividends reinvested, has grown at a compound annual rate of 9.1 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.3 percent compound annual rate. During those years, Old Republic’s shareholders’ equity account, including cash dividends, has risen at an average annual rate of 10.8 percent per share, and the regular cash dividend has grown at a 10.0 percent compound annual rate. According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is one of just 91 qualifying companies, out of several thousand publicly held U.S. corporations, that have posted at least 25 consecutive years of annual dividend increases

Safe Harbor Statement

Historical data on the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic do not necessarily indicate future results. In addition to the factors cited in the next paragraph, the following items can affect period-to-period comparisons in future operating performance: the long-term nature of the insurance business, changes in seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims.

Some of the oral or written statements made in the Company’s reports, news releases, and conference calls following news releases, can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company’s future performance. With regard to Old Republic’s General Insurance segment, its results can be particularly affected by the level of market competition—which is typically a function of available capital and expected returns on capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events.  Mortgage Guaranty and Title Insurance results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans.  Mortgage Guaranty results, in particular, may also be affected by various risk-sharing arrangements with business producers, as well as the risk management and pricing policies of government sponsored enterprises.  Life and health insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in lapsed policy rates. At the parent holding company level, operating earnings or losses generally reflect the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations.

A more detailed listing and discussion of the risks and other factors that affect Old Republic’s risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the 2011 Form 10-K report; and Part II, Item 1A - Risk Factors, of its most recent Form 10-Q report to the Securities and Exchange Commission.  These reports are specifically incorporated here by reference.

Any forward-looking statements or commentaries speak only as of the dates they were made. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For the latest news releases and other corporate documents on
Old Republic International visit www.oldrepublic.com

-###-